Exhibit (k)(2)

Amendment No. 9

To

Transfer Agency and Services Agreement

This Amendment No. 9 To Transfer Agency and Services Agreement (“Amendment No. 9”), dated as of March 19, 2021 (“Effective Date”), is being entered into by and between Computershare Inc. (“Computershare”), Computershare Trust Company, N.A. (“Trust Company”, and together with Computershare, “Transfer Agent”) and the investment companies listed on the signature page to this Amendment No. 9 (“each a “Fund” and collectively the “Funds”).

Background

Transfer Agent and the Funds, on their own behalf, previously entered into the Transfer Agency and Services Agreement, made as of March 14, 2016 (“Current Agreement”. The parties wish to amend the Current Agreement as set forth in this Amendment No. 9.

Terms

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree to all statements made above and as follows:

NOW THEREORE, for good and valuable consideration, the receipt and adequacy for which we are hereby acknowledged, the parties, hereby agree as follows:

1. Addition of Party and Amendment to Schedule A of the Agreement. Western Asset Diversified Income Fund is added as a party to the Agreement and is included as a “Fund” for all purposes. Schedule A of the Agreement is hereby amended to include the Western Asset Diversified Income Fund.

2. Modifications to Current Agreement. The Current Agreement is hereby amended as follows: Schedule A is hereby deleted in its entirety and replaced by the new Schedule A attached to this Amendment No. 9.

3. Adoption of Amended Agreement by New Funds. Each Fund that has been added to Schedule A by virtue of this Amendment No. 9 acknowledges and agrees that (i) by virtue of its execution of this Amendment No. 9 it becomes and is a party to the Current Agreement as amended by this Amendment No. 9 (“Amended Agreement”) as of the date first written above, or If Transfer Agent commenced providing services to the Fund prior to the date first written above, as of the date Transfer Agent first provided services to the Fund, and (ii) it is bound by all terms and conditions of the Amended Agreement as of such date.

4. Remainder of Current Agreement. Except as specifically modified by this Amendment No. 9, all terms and conditions of the Current Agreement shall remain in full force and effect.

5. Governing Law. The governing law of the Current Agreement shall be the governing law of this Amendment No. 9.

5. Entire Agreement. This Amendment No. 9 constitutes a complete, exclusive and fully integrated record of the agreement of the parties with respect to the subject matter herein and the amendment of the Current Agreement with respect to such subject matter.

6. Facsimile Signatures; Counterparts. This Amendment No. 9 may be executed in one more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed copies of this Amendment No. 9 or of executed signature pages to this Amendment No. 9 by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Amendment No. 9.

[Remainder Of Page Intentionally Blank – Signatures Appear On Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 9 to Transfer Agency and Services Agreement, dated as of March 14, 2016, to be executed by their duly authorized officers as of the date first written above.

Computershare Inc. and

Computershare Trust Company, N.A.

On Behalf of Both Entities:

By:	/s/ Rachel Fisher
Name: Rachel Fisher
Title: Sr Contract Negotiation Specialist

On behalf of each Fund listed in Schedule A attached hereto in its individual and separate capacity, and not on behalf of any other Fund

By:	/s/ Jane Trust
Name: Jane Trust
Title: President and Chief Executive Officer

SCHEDULE A

LIST OF FUNDS

BWG	BrandywineGLOBAL - Global Income Opportunities Fund Inc.

CEM	ClearBridge MLP and Midstream Fund Inc.

CTR	ClearBridge MLP and Midstream Total Return Fund Inc.

DMO	Western Asset Mortgage Opportunity Fund Inc.

EHI	Western Asset Global High Income Fund Inc.

EMO	Clearbridge Energy Midstream Opportunity Fund Inc

EMD	Western Asset Emerging Markets Debt Fund Inc

GDO	Western Asset Global Corporate Defined Opportunity Fund Inc

HIO	Western Asset High Income Opportunity Fund Inc.

HIX	Western Asset High Income Fund II Inc.

HYI	Western Asset High Yield Defined Opportunity Fund Inc

IGI	Western Asset Investment Grade Defined Opportunity Trust Inc

MHF	Western Asset Municipal High Income Fund Inc.

MMU	Western Asset Managed Municipals Fund Inc.

MNP	Western Asset Municipal Partners Fund Inc.

MTT	Western Asset Municipal Defined Opportunity Trust Inc.

PAl	Western Asset Investment Grade Income Fund Inc.

SBI	Western Asset Intermediate Muni Fund Inc.

SCD	LMP Capital and Income Fund Inc

WEA	Western Asset Premier Bond Fund

WIA	Western Asset Inflation-Linked Income Fund

WIW	Western Asset Inflation-Linked Opportunities & Income Fund

XWMFX	Western Asset Middle Market Income Fund Inc.

TBD	Western Asset Diversified Income Fund